July 1, 2009

Alliance Data’s Epsilon Signs Expansion Agreement with AstraZeneca

Alliance Data’s Epsilon business announced today that it has signed an expansion agreement with leading pharmaceutical company Astra Zeneca to provide comprehensive database and permission-based email marketing solutions to now reach healthcare professionals.

AstraZeneca is a major international healthcare business engaged in the research, development, manufacture, and marketing of prescription pharmaceuticals and the supply of healthcare services to treat disorders in the gastrointestinal, cardiac and vascular, neurological and psychiatric, infection, respiratory, pathological inflammation, and oncology areas. The company posted 2008 sales of $32 billion.

Since 2003, Epsilon has been supporting AstraZeneca’s direct-to-consumer marketing initiatives for a number of leading pharmaceutical brands to help raise awareness and promote patient adherence to therapy. Services include managing AstraZeneca’s consumer database and providing strategic and analytic consulting services associated with direct marketing and permission-based email education campaigns.

Under the terms of the expanded agreement, Epsilon will now also target healthcare providers on behalf of AstraZeneca. Specific services Epsilon will provide include database and permission-based email marketing services, data services, analytics and reporting functionality for the purpose of educating healthcare providers about top brands including Nexium, Seroquel and Symbicort. These activities will extend the reach of AstraZeneca’s sales organization, improve healthcare provider education and information, and support new product launches.

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